Exhibit 99.2

Compass Diversified Holdings to Acquire Baseball Equipment Company Marucci Sports

Partnership to Support Marucci as the
Leading Bat Manufacturer for the Big Leagues

Fastest Growing Brand in Baseball to Benefit from CODI’s
Permanent Capital Base and Sector Expertise

WESTPORT, Conn., March 09, 2020 - Compass Diversified Holdings (NYSE: CODI), an owner of leading middle market businesses, today announced that it has entered into a definitive agreement to acquire Baton Rouge, Louisiana-based Marucci Sports, LLC (“Marucci” or the “Company”), the fastest growing baseball and softball brand, for a purchase price of $200 million (excluding working capital and certain other adjustments upon closing).
In 2009, Marucci Sports was founded by two former professional baseball players and an assistant White House Press Secretary. Over the past decade, hundreds of Big League players have chosen Marucci products, making Marucci one of the most popular bats in baseball. While continuing to increase market share in wood bats, Marucci has built on its devoted brand following by expanding the product portfolio to include a full suite of baseball equipment and apparel. The Company achieved approximately $14 - $15 million of adjusted EBITDA for the trailing twelve month period ending December 31, 2019.
“We are pleased to add Marucci Sports to our portfolio of niche market leading brands,” said Elias Sabo, CEO of Compass Group Diversified Holdings LLC. “With an unwavering commitment to quality craftsmanship and focus on addressing players’ evolving needs, Marucci has firmly established itself as a leader in baseball equipment, and we are confident that together we will further expand Marucci’s best-in-class product portfolio, penetrate new markets, and increase the brand’s presence internationally.”
Mr. Sabo continued: “Leveraging CODI’s deep sector expertise and proven track record of building businesses for the long term, as well as Marucci’s loyal brand following, we believe the Company is poised for continued success in the sports equipment space. As their roster of impressive customers continues to grow, we are delighted to partner with Marucci’s talented team to build on the success they have achieved since the Company’s founding and further accelerate their growth and expansion in the years to come.”
“When we launched Marucci Sports, our goal was to offer all players, regardless of age or level, big-league quality products that they wanted and needed to be successful,” said Kurt Ainsworth, Co-Founder and Chief Executive Officer of Marucci. “This partnership with CODI represents the beginning of a long-term relationship that recognizes the tremendous efforts and hard work of the Marucci team and demonstrates the high growth potential of our impressive suite of products. We look forward to working with Elias and the CODI team as we leverage their substantial expertise in the branded consumer products space and permanent capital base to achieve our shared objectives.”
Marucci Bat Company, which was launched in a backyard shed in 2004 with the goal of becoming the Number One Bat in the Big Leagues, was Marucci Sports’ first acquisition. Today, Marucci Sports has 230 employees across its brands. In 2017, Marucci acquired Victus, a King of Prussia, Pennsylvania-based baseball equipment manufacturer and distributor, widely recognized for their “edgy designs” and “big attitude.” With vertically integrated wood bat manufacturing capabilities, an extensive global supplier group, and client base that includes Home Run Derby participants, MVPs and World Series winners, Marucci and Victus have become two of the leading brands in the market.
Following the close of the transaction, Marucci will continue to be led by Mr. Ainsworth and its current leadership team. The Company will remain headquartered in Baton Rouge.
Under the terms of the agreement, CODI will acquire a substantial tax asset associated with the structuring of the transaction. The acquisition is expected to close within the next 45 days, subject to customary closing conditions. Additional information on the acquisition will be available in CODI's current report on Form 8-K that will be filed with the Securities and Exchange Commission (“SEC”).
Jefferies LLC served as financial advisor to Marucci.
Marucci Sports
Founded in 2009, Marucci Sports is a leading manufacturer and distributor of baseball and softball equipment under the Marucci and Victus brands, headquartered in Baton Rouge, Louisiana. Marucci’s product portfolio includes wood and metal bats, apparel and accessories, batting and fielding gloves, and bags and protective gear. Today, Marucci and Victus are the top two most-used bats among Big League players.

About Compass Diversified Holdings (“CODI”)
CODI owns and manages a diverse family of established North American middle market businesses. Each of its current subsidiaries is a leader in its niche market.
CODI maintains controlling ownership interests in each of its subsidiaries in order to maximize its ability to impact long term cash flow generation and value. The Company provides both debt and equity capital for its subsidiaries, contributing to their financial and operating flexibility. CODI utilizes the cash flows generated by its subsidiaries to invest in the long-term growth of the Company and to make cash distributions to its shareholders.

Our eight majority-owned subsidiaries are engaged in the following lines of business:

•	The design and marketing of purpose-built technical apparel and gear serving a wide range of global customers (5.11);

•	The manufacture of quick-turn, small-run and production rigid printed circuit boards (Advanced Circuits);

•	The manufacture of engineered magnetic solutions for a wide range of specialty applications and end-markets (Arnold Magnetic Technologies);

•	The design and marketing of wearable baby carriers, strollers and related products (Ergobaby);

•	The design and manufacture of custom molded protective foam solutions and OE components (Foam Fabricators);

•	The design and manufacture of premium home and gun safes (Liberty Safe);

•
The manufacture and marketing of portable food warming fuels for the hospitality and consumer markets, flameless candles and house and garden lighting for the home decor market, and wickless candle products used for home decor and fragrance systems (The Sterno Group); and

•	The design, manufacture and marketing of airguns, archery products, optics and related accessories (Velocity Outdoor)

This press release may contain certain forward-looking statements, including expectations for our fourth quarter results and other statements with regard to the future performance of CODI. Words such as "believes," "expects," "projects," and "future" or similar expressions, are intended to identify forward-looking statements. These forward-looking statements are subject to the inherent uncertainties in predicting future results and conditions. Certain factors could cause actual results to differ materially from those projected in these forward-looking statements, and some of these factors are enumerated in the risk factor discussion in the Form 10-K filed by CODI with the SEC for the year ended December 31, 2019 and other filings with the SEC. Except as required by law, CODI undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Contacts

Investor Relations:
The IGB Group
Leon Berman
212-477-8438
lberman@igbir.com

Media:
Joele Frank, Wilkinson Brimmer Katcher
Jon Keehner / Julie Oakes / Kate Thompson
212-355-4449